UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2015

R. R. DONNELLEY & SONS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-4694	36-1004130
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

35 West Wacker Drive Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 326-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On June 8, 2015, in accordance with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 5, 2015, by and among Courier Corporation, a Massachusetts corporation (“Courier”), R. R. Donnelley & Sons Company, a Delaware corporation (“R. R. Donnelley”), Raven Solutions, Inc., a Massachusetts corporation and a wholly owned subsidiary of R. R. Donnelley (“Merger Sub”), and Raven Ventures LLC, a Massachusetts limited liability company and a wholly owned subsidiary of R. R. Donnelley (“Merger LLC”), Merger Sub merged with and into Courier (the “Merger”), with Courier being the surviving corporation, which Merger was immediately followed by a merger of Courier with and into Merger LLC (together with the Merger, the “Mergers”), with Merger LLC surviving as a wholly owned subsidiary of R. R. Donnelley. Pursuant to the terms of the Merger Agreement, each share of common stock of Courier, par value $1.00 per share (each, a “Courier Share”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than Courier Shares owned by Courier and by shareholders of Courier who had exercised and not withdrawn appraisal rights under Massachusetts law) was converted into the right to receive either (i) an amount in cash equal to $23.00 (the “Cash Consideration”) or (ii) 1.3756 shares of R. R. Donnelley’s common stock, par value $1.25 per share (each, a “R. R. Donnelley Share”), subject to pro ration, adjustment and certain limitations as set forth in the Merger Agreement (the “Stock Consideration”, and together with the Cash Consideration, the “Merger Consideration”). At the Effective Time, each outstanding option to purchase Courier common stock, whether or not exercisable, was cancelled and converted into the right to receive a lump sum cash payment (without interest and less any applicable withholding taxes) equal to the product of (i) the excess, if any, of (A) the Cash Consideration over (B) the per share exercise price for such Courier option and (ii) the total number of shares underlying such Courier option. At the Effective Time, each Courier restricted stock award was cancelled and converted into only the right to receive a lump-sum cash payment (without interest and less any applicable withholding taxes) equal to (i) the product of (A) the Cash Consideration and (B) the number of shares underlying such restricted stock award, plus (ii), pursuant to the applicable award documents, a cash tax assistance payment equal to 30% of the value of the vested restricted stock.

The deadline for Courier’s shareholders to submit Merger Consideration elections was 5:00 p.m., Eastern time, on June 3, 2015 and the notice of guaranteed delivery deadline was 5:00 p.m., Eastern time, on June 8, 2015. Based on the preliminary results of the Merger Consideration elections provided by Computershare Trust Company, N.A., R. R. Donnelley’s exchange agent, valid stock elections were made for 10,147,716 Courier Shares. The total number of Courier Shares that elected to receive the Stock Consideration exceeded the 5,815,644 Courier Shares that were exchangeable for the Stock Consideration; therefore, Courier Shares for which a stock election was made will be prorated pursuant to the terms of the Merger Agreement. As a result of proration, Courier shareholders electing to have any of their Courier Shares exchanged for R. R. Donnelley Shares will receive the Stock Consideration with respect to approximately 57% of those shares so elected and will receive the Cash Consideration with respect to the remaining 43% of those shares so elected. Courier shareholders electing to receive the Cash Consideration and Courier shareholders that that did not make a valid stock election will receive the Cash Consideration in exchange for all of their Courier Shares. No fractional R. R. Donnelley Shares are being issued, and cash is being paid in lieu thereof. R. R. Donnelley paid approximately $127.5 million in cash and issued 8,000,000 R. R. Donnelley Shares to former holders of Courier Shares in connection with the Merger upon the closing. The source of funds for such cash payment was cash on hand. Upon the closing of the Merger, Courier became a wholly owned subsidiary of R. R. Donnelley and the Courier Shares, which traded under the symbol “CRRC”, ceased trading on, and are being delisted from, The NASDAQ Global Select Market.

The foregoing description of the Merger Agreement and the transactions contemplated thereby is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which is incorporated by reference hereto as Exhibit 2.1 to this Current Report on Form 8-K and the terms of which are incorporated herein by reference.

Item 8.01 Other Events.

On June 8, 2015, R. R. Donnelley issued a press release announcing that it had completed its previously announced acquisition of Courier. The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger by and among Courier Corporation, R. R. Donnelley & Sons Company, Raven Solutions, Inc. and Raven Ventures LLC, dated as of February 5, 2015 (incorporated by reference to Exhibit 2.1 to R. R. Donnelley & Sons Company’s Current Report on Form 8-K filed on February 11, 2015).*

99.1	Press Release issued by R. R. Donnelley & Sons Company, dated June 8, 2015.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Registrant agrees to furnish a supplemental copy of any omitted schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

R. R. DONNELLEY & SONS COMPANY
Date: June 9, 2015
	By:	/s/ Suzanne S. Bettman
Suzanne S. Bettman
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger by and among Courier Corporation, R. R. Donnelley & Sons Company, Raven Solutions, Inc. and Raven Ventures LLC, dated as of February 5, 2015 (incorporated by reference to Exhibit 2.1 to R. R. Donnelley & Sons Company’s Current Report on Form 8-K filed on February 11, 2015).*

99.1	Press Release issued by R. R. Donnelley & Sons Company, dated June 8, 2015.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Registrant agrees to furnish a supplemental copy of any omitted schedule to the Securities and Exchange Commission upon request.